Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-232590-02

**PXG DETAILS**

$1.061+bn Mercedes-Benz Auto Receivables Trust 2020-1 (MBART 2020-1)
Joint Leads: J.P. Morgan (struc), Santander, Soc Gen
Co-Managers: Lloyds, MUFG

CL	$AMT(MM)	WAL	S&P/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	278.00	0.26	A-1+/F1+	01/21	07/21	IntL-5	0.26275	0.26275	100.00000
A-2	351.60	1.07	AAA/AAA	01/22	03/23	EDSF+16	0.462	0.46	99.99835
A-3	351.60	2.34	AAA/AAA	11/23	02/25	IntS+28	0.554	0.55	99.99219
A-4	80.02	3.71	AAA/AAA	05/24	10/26	IntS+46	0.772	0.77	99.99722

Expected Settle : 06/23/20
Registration : SEC Registered
First Pay Date : 07/15/20
ERISA : Yes
Expected Ratings : S&P, Fitch
Pxing Speed : 1.30% ABS to 5% Call
Ticker : MBART 2020-1
Min Denoms : $1k x $1k
Expected Pricing : Priced
Bill & Deliver : J.P. Morgan
ABS-15G Filing : Mon, 06/08

CUSIPs:	A-1 58769VAA8	Available Information:
	A-2 58769VAB6	* Preliminary Prospectus: Attached
	A-3 58769VAC4	* Ratings FWP : Attached
	A-4 58769VAD2	* NetRoadshow.com : MBART20201
* IntexNet/CDI : Separate Message

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.